PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

THIS PROFESSIONAL SERVICES AND SUPPORT AGREEMENT is entered into effective as of the 2nd day of April, 2007 by OPTICARE EYE HEALTH CENTERS, INC. (“Centers”), a Connecticut corporation, with offices in Waterbury, Connecticut, and OPTICARE, P.C., a Connecticut professional corporation having its principal place of business at 87 Grandview Avenue, Waterbury, Connecticut (“Professional Corporation”).

W I T N E S S E T H:

WHEREAS, the Professional Corporation is a Connecticut professional corporation engaged in the practice of medicine and surgery, all through the work of ophthalmologists, optometrists, nurses and other professionals who are either employed by the Professional Corporation or under contract with it to provide services consistent with the laws of the State of Connecticut pertaining to the delivery of such services (hereinafter the “Staff”);

WHEREAS, Centers is in the business of conducting or operating, directly or in concert with the efforts of others, eye health centers, ambulatory surgery centers, retail eye wear sales and fitting services, eye wear manufacturing and providing administrative support for professional ophthalmology and optometry practices (collectively, the “Business”); and

WHEREAS, the Professional Corporation desires to contract with Centers for the provision of administrative support services in furtherance of the Professional Corporation’s conduct of its professional practice; and

WHEREAS, Centers desires to have the Professional Corporation, through its Staff, provide the medical, optometric and other ancillary services thereto, in space to be leased by Centers to the Professional Corporation so as to create a convenient venue for such services proximate to the independent locations of Center’s retail Business operations, on an exclusive basis; and

WHEREAS, the Professional Corporation desires to provide such services.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to certain terms defined elsewhere in this Services Agreement, the following terms shall be defined as set forth below.

“Business” has the meaning assigned to such term in the second Recital.

“Centers” has the meaning assigned to such term in the Preamble.

“Competitive Business” means any person, firm, partnership, association, corporation or business organization, entity or enterprise, which is engaged in the sale of spectacles, frames, contact lens or any ancillary vision products within a fifteen (15) mile radius from (i) any eye health centers being operated or administered by Centers within the State of Connecticut and (ii) any planned new eye health centers for which Centers has made firm commitments.

“Initial Term” has the meaning assigned to such term in paragraph X(a).

“Practice” has the meaning assigned to such term in Article II.

“Professional Corporation” has the meaning assigned to such term in the Preamble.

“Renewal Term” has the meaning assigned to such term in paragraph X(a).

“Services” means the professional services in the fields of ophthalmology, optometry, and such other areas of medicine or other related professional services within the professional qualifications and capabilities of the Professional Corporation and its Staff and customary for a full service ophthalmologic and optometric professional practice.

“Services Agreement” has the meaning assigned to such term in Article II.

“Staff” has the meaning assigned to such term in the first Recital.

ARTICLE II

SERVICES AGREEMENT

The parties hereby agree to provide the following services subject to the terms of this Agreement (referred to herein as the “Services Agreement”). References herein to the “Practice” are to the combined medical, business and other operations of the Professional Corporation and its Staff.

ARTICLE III

DUTIES OF THE PROFESSIONAL CORPORATION

During the term of this Services Agreement, the Professional Corporation shall, at its expense:

(a)	maintain a Staff capable of providing the Services.

(b)     require the members of its Staff to devote substantially all of their professional time and efforts to providing the Services at space provided by Centers to the Professional Corporation. Schedule A hereto sets forth such locations as of the date hereof, and it is understood that same may change from time to time.

(c)      subject to its independent clinical judgment, establish and implement practice standards, policies and protocols, and provide Services, at least consistent with generally accepted professional standards for the practices of ophthalmology, optometry, and its other services, including those recommended for the practice of ophthalmology from time to time by the American Board of Ophthalmology, and in compliance with all credentialing, quality assurance, practice standardization, risk management, access, and/or utilization management programs, criteria and procedures which the Professional Corporation may adopt, and/or with which the Professional Corporation is required to comply by virtue of licensure or contract, including without limitation, any such programs, criteria or procedures required by third-party payors, governmental agencies and accrediting bodies;

(d)     comply with all applicable provisions of the law and of the rules and regulations of all governmental authorities relating to (i) the licensing and the regulation of physicians, optometrists, nurses and other licensed professionals engaged by the Professional Corporation and (ii) the delivery of Services;

(e)     maintain in good repair the types and amounts of clinical equipment and medical supplies required for the Practice:

(f)      work with Centers in all billing and collection matters conducted by Centers on behalf of the Professional Corporation and oversee and make recommendations to Centers concerning such matters;

(g)     develop training guidelines and provide for the training and supervision of the Staff rendering the Services, all as required by applicable law or the conditions of participation of third-party payors;

(h)     submit accurate, complete and timely data required for the billing and collection by Centers on behalf of the Professional Corporation of fees for the Services;

(i)      keep accurate and complete medical records of the Services performed by the Staff;

(j)      monitor utilization and quality of the Services and implement all necessary steps to remedy any and all deficiencies in the efficiency or quality of the care provided;

(k)     work with Centers so as to obtain professional liability insurance with the Practice as the primary insured and Centers as an additional named insured; and

(l)      the Professional Corporation shall have the exclusive authority to negotiate and administer its reimbursement from, and participation contractually with, all third party payors, employer groups, joint venturers and others for the provision of all Services, including, without limitation, all provider agreements, managed care agreements, network access agreements, and all capitation and reimbursement agreements. The Professional Corporation and Centers recognize and agree that they each will derive economic benefit from their participation in the same programs of third party payment for services, including the ability of the Professional Corporation’s physicians to provide services in concert with Centers’ ambulatory surgery center. Consequently, while each party shall independently negotiate its reimbursement and terms of participation, the Professional Corporation and Centers each shall use all reasonable efforts to participate in all such programs in which one or the other of the parties participates unless precluded or impracticable under terms established by the third party payor.

(m)    During the term of this Agreement, the Professional Corporation shall have exclusive and independent authority to structure and control its internal organization, corporate structure, professional hiring and clinical activities.

(n)     In order to promote effective delivery of care and coordination of the activities of the parties hereunder and the orderly conduct of the Professional Corporation’s activities, the Professional Corporation shall maintain its stock ownership exclusively with physicians who have been engaged by, and included in the management of, the Professional Corporation for a period of not less than two (2) years.

ARTICLE IV

STAFFING AND HOURS OF OPERATION

(a)     The Professional Corporation shall cause each office and facility covered by this Services Agreement as set forth in Exhibit A to be adequately staffed with appropriately trained and licensed ophthalmologists and optometrists during the business hours of said venue as needed.

(b)     Services furnished hereunder shall be provided only by Staff members or other personnel engaged by the Professional Corporation who meet the requirements of this Services Agreement for rendering Services, and who will comply with the provisions of this Services Agreement. Each such Staff member or other approved personnel shall:

(i)	provide clinical services consistent with generally accepted professional medical standards and the requirements of this Services Agreement;
(ii)	(as to ophthalmologists only) be certified by the American Board of Ophthalmology or be eligible by training and experience to be certified by such organization; and
(iii)	be appropriately licensed as applicable to practice in the State of Connecticut.

(c)     The Professional Corporation shall be responsible for hiring or entering into contracts with sufficient qualified medical and other personnel to ensure that the Professional Corporation’s Staff is adequate to meet the Professional Corporation’s obligations under this Services Agreement.

ARTICLE V

DUTIES OF CENTERS AND FEES

During the term of this Services Agreement, Centers shall, at its expense:

(a)      provide appropriate space within Centers’ offices, consistent with the terms of the Agreement and the fee and cost allocations set forth in Exhibit B hereto;

(b)     provide non-core business support services not relating to decision-making or control of any clinical aspects of the Practice as such specific support services are set forth herein;

(c)      provide all accounting, bookkeeping, and accounting control services relating to the Practice, including, without limitation, development of a system of accounts, preparation of monthly financial statements, development of accounting procedures and controls, and assisting any outside auditors, it being understood that Centers shall be the sole and exclusive owner of any such systems developed hereunder;

(d)     provide billing and collection services for all Professional Services rendered by the Professional Corporation as provided herein, consistent with the provisions of Article VI hereof; and

(e)      assist the Professional Corporation in securing professional liability (malpractice) coverage and other customary and reasonable types of insurance for the Practice, with limits, deductibles and co-payment levels determined by the Professional Corporation with the Professional Corporation as the primary insured and with Centers being named as an additional insured, and to assist in handling the defense and settlement of all claims made against such insurance at the direction of the Professional Corporation, it being understood that the premiums for all such insurance policies shall be paid for by the Professional Corporation.

Payments between the parties for the services that Centers has agreed to provide under this Article V shall be calculated and paid monthly, within thirty (30) days of invoice, unless otherwise provided. The parties hereto agree that the service fees and cost allocations set forth in Exhibit B reflect their best efforts to agree upon fair value of the services to be provided to the Professional Corporation by Centers and are not conditional upon, or in any way relate to, the value or value of any health care services or referrals between the parties. The fees and cost allocations set forth in Exhibit B shall be subject to annual adjustment by agreement of the parties to reflect the then-current value of services to be provided hereunder.

ARTICLE VI

BILLING AND COLLECTION

(a)      Centers, on behalf of the Professional Corporation, shall bill, collect and receive payment for Services rendered by the Professional Corporation. Sums received for the Services of the Professional Corporation shall immediately be deposited in an account for the benefit of the Professional Corporation. Centers shall submit, in a timely manner and consistent with all applicable laws, regulations and third party payor requirements as to the billing for health care and related services, all claims and other documents necessary or appropriate for making claims for such Services, and shall take all such other actions in a timely and proper fashion to collect, receive payment and to commence and prosecute, for the benefit of the Professional Corporation, in compliance with all applicable laws, regulations and third party payor requirements governing the billing and payment for medical services, any suit, action or proceeding to collect any such claims. In performing their duties hereunder, each of the Professional Corporation and Centers shall have the right, after giving reasonable notice, to inspect and copy the records of the other relating to the Services rendered by the Professional Corporation and its Staff and the billing and administrative activities provided by Centers. The Professional Corporation shall ensure that each member of the Staff shall submit timely, accurate and complete documentation and billing support information to Centers in compliance with all applicable laws, regulations, and third party payor requirements governing payment for medical services rendered by the Professional Corporation. All reimbursements and payments from third parties of whichever type for the services rendered by the Professional Corporation shall at all times be the sole and exclusive property of the Professional Corporation.

(b)     The Professional Corporation shall indemnify and save Centers harmless from and against any and all losses, damages, claims, fines, penalties, assessments and other expenses (including attorneys’ fees and disbursements) arising out of or in connection with the failure of the Professional Corporation to perform its obligations as described in paragraph VI(a) above. This provision shall survive termination of this Services Agreement.

(c)      Centers shall indemnify and save the Professional Corporation harmless from and against any and all losses, damages, claims, fines, penalties, assessments and other expenses (including attorneys’ fees and disbursements) arising out of or directly resulting from the failure of Centers to perform its obligations as described in paragraph VI(a) above. This provision shall survive termination of this Services Agreement.

(d)     Each party hereto represents to the other that it has made a strong corporate commitment to submit claims for processing that comply with applicable legal requirements. In furtherance of these commitments, each of the parties shall pursue their own programs to promote such compliance. The parties further agree to execute such documents as appropriate to reflect their responsibilities under, and compliance with, applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

ARTICLE VII

BOOKS AND RECORDS

The Professional Corporation shall be the keeper and custodian of all records pertaining to medical services and care rendered in connection with the Practice, and shall be the owner of all other records of the Practice. The Professional Corporation shall be responsible for prescribing the content of the medical records maintained for the Practice, consistent with applicable law, rules and regulations, and consistent with the information and documentation requirements of third-party payors with whom Centers contracts, and all applicable accrediting bodies.

ARTICLE VIII

INDEPENDENT CONTRACTORS; INDEMNIFICATION

(a)      In the performance of their respective duties under this Services Agreement, the Professional Corporation and Centers shall at all times be acting and performing as independent contractors. Without limiting the generality of the foregoing, neither Centers nor any of its affiliates shall in any particular instance exercise any control or direction over the medical methods, procedures and practices utilized and protocols employed by the Professional Corporation and its Staff either in the performance of their medical duties or in the provision of medical services and care hereunder, or interfere in the medical judgment of the Staff, or cause the Staff to do or take any action which would be inconsistent with their physician-patient responsibilities.

(b)     Nothing contained in this Services Agreement shall be construed to constitute Centers as responsible for any professional liability or other obligations of the Professional Corporation or its Staff, nor the Professional Corporation or the Staff responsible for any liability or other obligations of Centers.

(c)     Each party hereto (the “Indemnitor”) shall indemnify and hold harmless the other party (the “Indemnitee”) from and against any and all losses, damages, claims, fines, penalties, assessments and other expenses (including attorneys’ fees and disbursements) arising out of or in connection with the gross negligence or willful misconduct of the Indemnitor in the performance under this Services Agreement. The indemnifications set forth in this paragraph VIII(c) shall survive any termination of this Services Agreement.

ARTICLE IX

COVENANT NOT TO COMPETE

(a)     During the term of this Services Agreement and for a period of two (2) years after the termination hereof, the Professional Corporation will not, without the prior written consent of Centers, do any of the following:

(i)	directly or indirectly engage in a Competitive Business;
(ii)	have an interest in (whether as a proprietor, partner, investor, shareholder, manager, or any type of principal whatsoever) in any Competitive Business;
(iii)	act as an agent for, or an advisor or consultant to, a Competitive Business;
(iv)	enter into an agreement similar to this Services Agreement with a Competitive Business; or
(v)	provide Services at a location of a Competitive Business.

Nothing in the foregoing shall be deemed to prohibit or limit the activities of this Professional Corporation, its stockholder(s) or its Medical Staff existing as of the date hereof.

(b)     The Professional Corporation agrees that Centers’ remedy at law for any breach of the covenants set forth in this Article IX would be inadequate and agrees that in addition to any remedy at law which it may have, Centers may be granted temporary and permanent injunctive relief in any proceeding which may be brought to enforce this Article IX, without the necessity of proof of actual damage, and, furthermore, Centers may recover all costs and reasonable attorneys’ fees incurred as a result of a breach of the covenants set forth in paragraph IX(a).

(c)     The Professional Corporation shall establish, and enforce the restrictive covenant provisions set forth in its physician employment contracts. Upon becoming aware of any breach of any such covenant by a present or past member of its Staff, the Professional Corporation shall promptly notify Centers in writing thereof.

ARTICLE X

TERM

(a)     This Services Agreement shall remain in full force and effect for a term of fifteen (15) years from the date hereof (“Initial Term”) and shall automatically renew for successive terms of five (5) years each (each such subsequent five (5) year term is hereinafter referred to as a “Renewal Term”) unless terminated as provided herein.

(b)     Either Centers or the Professional Corporation may elect to terminate this Services Agreement by written notice to the other given not less than one hundred and eighty (180) days and not more than one (1) year prior to the beginning of the next Renewal Term, such termination to be effective at the end of the then-current term.

(c)     Either Centers or the Professional Corporation may terminate this Services Agreement by written notice to the other, upon the material failure by the other to perform one or more of its obligations under this Services Agreement, if such failure continues uncorrected for sixty (60) days after receipt of written notice thereof. Such notice shall describe the specific conduct which serves as the basis of the alleged breach. Notwithstanding the foregoing, if the alleged breach can be cured and the breaching party has made, and is continuing to use, diligent efforts to cure it, the other party shall be entitled to damages but shall not have the right to terminate this Agreement. Should the Agreement be terminated by the Professional Corporation due to a breach of the Agreement by Centers as set forth in this paragraph X(c), then the covenants not to compete as set forth in Article IX hereof as to the Professional Corporation and its ophthalmologists and optometrists shall be of no further force and effect whatsoever.

(d)     Upon termination of this Services Agreement, neither party shall have any further liability or obligation to any other hereunder, including, without limitation, with respect to the matters set forth in paragraph IX(c), except for the commitments set forth in paragraph VIII(c) and as otherwise expressly provided herein, and except that each party shall remain liable to the other with respect to any liability arising prior to such termination, including, without limitation, liability for the payment of Service Charges or other amounts due from one party to the other accrued through the date of such termination.

(e)      It is the intention of the parties hereto that the service arrangements provided for herein not represent the provision of new services or functions by a health care facility or institution, as defined in Section 19a-490 of the Connecticut General Statutes, or the unlawful practice of medicine by a corporation, and this Services Agreement shall be construed accordingly, and the parties shall take such reasonable steps, including modification of this Services Agreement (other than the material substance of the financial terms hereof) as may be appropriate to implement such intention while preserving the overall relationships contemplated hereby. If at any time Centers reasonably concludes after consultation with the Professional Corporation or based on the Professional Corporation’s provision of conclusive documentation from an independent third party that as constituted, or with modifications, the parties’ intention as aforesaid cannot be implemented, then this Services Agreement shall be terminable by Centers without further liability on ninety (90) days’ written notice, which termination shall render null and void the covenant not to compete contained in Article IX of this Services Agreement.

ARTICLE XI

PROPRIETARY INTEREST AND RIGHTS OF CENTERS

(a)     As a condition of this Services Agreement, Center’s parent corporation, OptiCare Health Systems, Inc., shall enter into a Trademark Sublicense Agreement in the form of Exhibit C hereto providing for a non-exclusive sublicense during the term of this Services Agreement to the Professional Corporation for use of the trade name “OptiCare” in the present form of the name of the Professional Corporation in consideration of the license fees specified therein and reflected in Exhibit B hereto. Said license shall only extend to ophthalmic, optometric and other Services rendered by the Professional Corporation hereunder. The Professional Corporation hereby acknowledges that it does not have any interest in or to such trade name or the “OptiCare” trademark, other than the right to use the trade name as expressly stated above, and shall not use the trade name “OptiCare” in publicly disseminated materials without the prior approval of Centers. Upon the termination of the Trademark Sublicense Agreement, the Professional Corporation shall permanently change its name to delete any reference to Centers and to any confusingly similar name, and shall provide evidence, reasonably satisfactory to Centers, of such change, shall discontinue the use of such trade name, the “OptiCare” trademark, and any other names, trade marks, service marks, policies, procedures, operating manuals, forms, contract or other proprietary information used in the Business, and shall agree to destroy and/or return to Centers all copies of documents, forms, operating manuals and other materials displaying such names, trade marks and service marks, or setting forth such policies, procedures or other proprietary information.

(b)     The parties hereto each acknowledge the confidential relationship with one another and the other party’s ownership of all information relating to its business, including without limitation, business methods, business plans, expansion and acquisition plans and strategy, marketing plans, and statistical data and reports, and financial information relating to the Business (the foregoing collectively referred to as “Confidential Information”). The parties acknowledge and agree that each party is entitled to prevent its competitors from obtaining and utilizing its Confidential Information and that each party hereto is provided access to the Confidential Information solely to enable the other to perform the services provided for in this Services Agreement. Each party agrees to hold the other party’s Confidential Information in strictest confidence and not to disclose it or allow it to be disclosed directly or indirectly to any person or entity (other than persons employed by the party who have a need to know such information and who are obligated by written agreement to maintain the confidentiality thereof) without the other party’s prior written consent.

ARTICLE XII

FINANCING COMMITMENT

(a)     As a condition of this Services Agreement, simultaneously with the execution hereof, Refac Optical Group, Centers’ ultimate parent corporation, will enter into an agreement with the Professional Corporation in the form of Exhibit D hereto under which Refac Optical Group shall grant the Professional Corporation a one million dollar ($1,000,000) line of credit, subject to the conditions, representations and covenants set forth therein, to be used to purchase any additional clinical equipment the Professional Corporation may determine it requires, and for use otherwise by the Professional Corporation as working capital, as determined by the Professional Corporation. To the full extent legally permissible, such loan shall be secured by a first security interest in all of the Professional Corporation’s:

(i)	hereinafter acquired machinery, equipment, furniture, fixtures and chattels and the proceeds and products of the foregoing; and
(ii)

present and hereafter created accounts, accounts receivable (other than Medicare or Medicaid receivables or other receivables in which a security interest may not be granted), contract rights, chattel paper, general intangibles, instruments, and documents of every nature, kind and description and the proceeds and products of the foregoing.

ARTICLE XIII

GENERAL PROVISIONS

(a)      No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Services Agreement or to exercise a right or remedy shall constitute a waiver. No waiver of any breach shall affect or alter this Services Agreement, but each and every covenant, condition, agreement and term of this Services Agreement shall continue in full force and effect with respect to any other existing or subsequent breach.

(b)     This Services Agreement, together with the Exhibits and documents expressly referred to herein constitutes the entire agreement between the parties and contains all the agreements between the parties with respect to the subject matter hereof. This Services Agreement supersedes any and all prior agreements among the parties, including, without limitation, the Professional Services and Support Agreement between the parties effective as of the first day of December, 1995, and all such prior agreements, and any duties and obligations arising thereunder, are hereby rendered null and void.

(c)     The provisions of this Services Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by both of the parties hereto.

(d)     Neither this Services Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior written consent of the other party, except that Centers may assign its rights or duties under this Services Agreement to a corporation which acquires all or substantially all of the assets of Centers, or with which Centers merges or consolidates.

(e)      If any provision of this Services Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Services Agreement that can be given effect without the invalid provision. In such event, the parties agree that the court making such determination shall have the power to alter or amend such provision so that it shall be enforceable consistent with the intentions of the parties.

(f)      This Services Agreement shall be construed and enforced under and in accordance with the laws of the State of Connecticut without regard to any conflict of laws principles that would operate to impose any law other than the laws of the State of Connecticut.

(g)     Nothing in this Services Agreement shall be construed as creating or giving rise to any rights in any third parties or any persons other than the parties hereto.

(h)     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by certified mail, postage prepaid, addressed to the party at the following address:

If to Centers:

OptiCare Eye Health Centers, Inc.
87 Grandview Avenue
Waterbury, Connecticut 06708
Attention: President

With a copy to

Refac Optical Group

5 Harmon Drive

Blackwood, NJ 08012

If to Professional Corporation:

OptiCare, P.C.
87 Grandview Avenue
Waterbury, Connecticut 06708
Attention: President

Any party may change its address for notice purposes by written notice to the other party and such change shall be effective upon receipt. Notices shall be deemed to have been received at the earlier of actual receipt or three (3) days after deposit in the mail, as provided above.

(i)      This Services Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)      This Services Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or digitally by means of e-mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or e-mail as a defense to the formation of a contract and each such party forever waives any such defense.

(k)     The headings contained in this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed, as of the date first above written.

OPTICARE EYE HEALTH CENTERS, INC.

By:	/s/ David Gaio
David Gaio, President

OPTICARE, P.C.

By:	/s/ Dean J. Yimoyines
Dean J. Yimoyines, President